Exhibit 10.5

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

ROC DIGITAL MINING I LLC

A DELAWARE LIMITED LIABILITY COMPANY

July 27, 2022

THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. ANY TRANSFER OF SUCH UNITS IS SUBJECT TO COMPLIANCE WITH, OR THE AVAILABILITY OF EXEMPTIONS FROM COMPLIANCE WITH, THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

ROC DIGITAL MINING I LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Limited Liability Company Operating Agreement (as the same may be amended from time to time, the “Agreement”) of Roc Digital Mining I LLC, a Delaware limited liability company (the “Company”), is entered into as of July 27, 2022, by and among the Company and the parties listed on Exhibit A hereto, and each person who hereafter executes a joinder to this Agreement on the form attached hereto as Exhibit B. The parties listed on Exhibit A, as the same may be amended from time to time in accordance with the provisions of this Agreement, are individually referred to as a “Member” and collectively as the “Members.”

WHEREAS, the Company was formed pursuant to the Delaware Limited Liability Company Act, as amended (the “Act”) by filing the Certificate of Formation with the office of the Secretary of State of Delaware on July 27, 2022; and

WHEREAS, the Company and the parties signatory hereto desire to set forth certain matters with respect to the Company in this Agreement, including with respect to the affairs of the Company, and the respective rights and obligations of the parties hereto, all in accordance with and subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms

The following capitalized terms shall have the following meanings when used in this Agreement.

Accounting Period means the period beginning on the day immediately succeeding the last day of the immediately preceding accounting period (or, in the case of the first accounting period, the date of this Agreement) and ending on the earliest to occur of the following: (i) the last day of the fiscal year; (ii) the day immediately preceding the day on which a Member makes an additional contribution to, or a full or partial withdrawal from, its Capital Account; (iii) the day immediately preceding the day on which a new Member is admitted to the Company; or (iv) the date of termination of the Company in accordance with this Agreement.

Accredited Investor means accredited investor as such term is defined in Regulation D promulgated under the Securities Act by virtue of such Member's income or net worth.

Act has the meaning set forth in the Recitals.

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Affiliate means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, including, without limitation, any unitholder, subsidiary, related entity, or any member, managing member, manager, shareholder, general partner, officer or director of such particular Person. For purposes of this definition, control (including, with correlative meaning, the terms controlled by and under common control with), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct and cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

Agreement has the meaning ascribed to it in the preamble of this Agreement.

Authorized Capital means the Units authorized for issuance by the Manager pursuant to the terms of this Agreement, which capital may be comprised of one or more classes of Units with the relative rights, preferences and designations provided for in Article 9.

BitMine Note shall mean that certain promissory note by and between BitMine Immersion Technologies, Inc., as lender, to the Company, as borrower, having a maturity date of three and one half (3.5) years.

Capital Account means the capital account established for each Member and maintained pursuant to the terms of this Agreement in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2).

Capital Contribution means, as to each Member, contributions of cash and, to the extent permitted under this Agreement, other property contributed or other valuable consideration specified next to such Member's name in Exhibit A, or any subscription agreement between the Company and the Member, and any subsequent capital contribution made by a current or new Member to the Company. The amount of the Capital Contributions made by any Member as of any date will be deemed to equal the amount of cash and, to the extent permitted under this Agreement, the Fair Market Value of any other property contributed by a Member to the Company as of such date.

Capital Transaction means any sale of all or substantially all of its assets or similar change of control transaction (including by merger or otherwise), sale or exchange of all or any material portion of the assets or Units of the Company, or its subsidiaries, other than in the ordinary course of business, or the liquidation of the Company, or its subsidiaries.

Certificate means the Certificate of Formation of the Company filed with the Delaware Secretary of State, as it may be amended.

Class A Member(s) means the holder or holders of issued and outstanding Class A Units.

Class A Unit(s) means the voting Class A Units of the Company. Class A Units shall be “membership interests,” which shall include the Economic Interest associated with such Units, the right to vote associated with such Units, and such other rights and privileges that the Member may enjoy by being a Member.

Class B Member(s) means the holder or holders of issued and outstanding Class B Units. Class B Members shall be Economic Interest Holders. References in this Agreement to holders of Class B Units as “Members” or “Class B Members” are for purposes of convenience only; holders of Class B Units shall not be deemed to constitute Members for any other purpose under the Act or this Agreement.

Class B Unit(s) means the non-voting Class B Units of the Company, which shall only have Economic Interests associated with such interests and the right to vote shall not be associated with such Units.

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Class B Term shall mean the seven (7) year anniversary from the final closing date of the Class B Unit round.

Code means the Internal Revenue Code of 1986, as amended.

Company has the meaning ascribed to it in the preamble of this Agreement.

Depreciation means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

Dissolution Event has the meaning ascribed to it in Section 12.1.

Distributable Assets means all assets of the Company from any and all sources determined by the Manager to be available for distribution.

Distributions means those distributions made to the Members under this Agreement including, without limitation, any Tax Distributions made to, or earmarked to be made to, the Members under this Agreement.

Drag-Along Member has the meaning ascribed to it in Section 7.6.

Economic Interest shall mean an interest in the Net Profits, Net Losses and Distributions of the Company’s Distributable Assets pursuant to this Agreement but shall not include any right to vote on, consent to or otherwise participate in any decision of the Members or Manager or to participate in the management of the Company.

Economic Interest Holder means a holder of Units which only represent an Economic Interest and not any right to vote or otherwise participate in the affairs or management of the Company.

Effective Date means the date of this Agreement.

Fair Market Value means, with respect to any asset as of any date, the fair market value of such asset as determined by the Manager in good faith in its sole discretion, which determination will be conclusive and binding upon all Members; provided that to the extent applicable, in making any determination of Fair Market Value with respect to any assets that will be placed into service, the Manager may in good faith and in its sole discretion take into account the following factors : (i) the hash rate generated, (ii) the bitcoin mined / generated~~;~~ (iii) the price of power, (iv) operations and maintenance costs and (v) the Fair Market Value of Bitcoin. The Fair Market Value of bitcoin will be determined using Coinbase or such other available Exchange or published source relied upon in good faith by the Manager. Coinbase or such other source determined by the Manager will be used to determine the average price of bitcoin for any such applicable period, which will be used as the Fair Market Value for such distributions at such dates and times as determined by the Manager in its sole discretion.

Fiscal Year has the meaning set forth in Section 2.4.

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Gross Asset Value means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a)	the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of such contribution as determined in good faith by the Manager;

(b)	the Gross Asset Value of all Company assets may, in the sole discretion of the Manager, be adjusted to equal their respective gross fair market values, as reasonably determined by the Manager, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Section 1.704- 1(b)(2)(ii)(g) of the Regulations or as otherwise provided in the Regulations;

(c)	the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined in good faith by the Manager; and

(d)	the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and Section 10.04; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent the Manager determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

Initial Capital Contribution means the Capital Contribution of each Member, as set forth in Exhibit A.

Initial Offering means the private offering of up to One Thousand (1,000) Class B Units in the Company at Four Thousand Four Hundred Dollars ($4,400) per Class B Unit, for total gross proceeds of Four Million Four Hundred Thousand Dollars ($4,400,000).

Insider(s) has the meaning ascribed to it in Section 4.10(a).

Insider Contracts has the meaning ascribed to it in Section 2.7(a).

Liquidation Event has the meaning ascribed to it in Section 13.4.

Manager means Roc Digital Mining Manager LLC, the Class A Member responsible for management of the Company, all in accordance with applicable provisions of the Act and this Agreement.

Members means any of the Persons admitted as members of the Company pursuant to the terms of this Agreement and the Act, prior to the time of withdrawal of such Person, in such Person's capacity as a member, which members hold in the aggregate all of the issued and outstanding Units of the Company. The Members shall constitute the members of the Company, as such term is defined in the Act.

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Net Profits or Net Losses means, for each Fiscal Year or other period, an amount equal to the Company’s U.S. federal taxable income or loss for such Fiscal Year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses shall increase the amount of such income and/or decrease the amount of such loss;

(b) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses, shall decrease the amount of such income and/or increase the amount of such loss;

(c) Gain or loss resulting from any disposition of Company assets, where such gain or loss is recognized for U.S. federal income tax purposes, shall be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

(e) To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(f) If the Gross Asset Value of any Company asset is adjusted, the amount of such adjustment shall be taken into account in the Fiscal Year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(g) Notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to this Agreement shall not be taken into account in computing Net Profits or Net Losses.

Non-Class A Member(s) means each Member that is not a Class A Member.

Non-Class A Unit(s) means each Unit of the Company that is not a Class A Unit.

Partnership Representative means the Person designated in this Agreement as the Partnership Representative hereunder, consistent with Code Section 6223.

Permitted Transfer has the meaning ascribed to it in Section 7.3(a).

Person means any natural person, corporation, partnership, trust or other legal entity, whether organized for profit or not for profit.

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Preferred Return means a non-cumulative, non-compounded preferred return equal to one percent (1%) per month (twelve percent (12%) per annum) of the amount of any Capital Contribution by a Class B Member.

Pro Rata Portion has the meaning ascribed to it in Sections 7.4(b) and 7.5(b).

Profits or Losses means for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such fiscal year or period, determined in accordance with applicable provisions of the Code and Treasury Regulations.

Project Service Fee has the meaning ascribed to it in Section 4.3.

Regulatory Allocations has the meaning ascribed to it in Section 10.4(e).

Relative means any parent, spouse, brother, sister, child, grandchild or relationship by marriage to or of any Member, or a member thereof, who is a natural person, as the case may be.

ROFO Acceptance has the meaning ascribed to it in Section 7.4(a).

ROFO Purchasing Member has the meaning ascribed to it in Section 7.4(a).

ROFO Sale Notice has the meaning ascribed to it in Section 7.4(a).

ROFO Sale Terms has the meaning ascribed to it in Section 7.4(a).

ROFO Selling Member has the meaning ascribed to it in Section 7.4(a).

ROFO Third-Party Purchaser has the meaning ascribed to it in Section 7.4(c).

ROFR Acceptance has the meaning ascribed to it in Section 7.5(a).

ROFR Purchasing Member has the meaning ascribed to it in Section 7.5(a).

ROFR Sale Notice has the meaning ascribed to it in Section 7.5(a).

ROFR Sale Terms has the meaning ascribed to it in Section 7.5(a).

ROFR Selling Member has the meaning ascribed to it in Section 7.5(a).

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ROFR Third-Party Purchaser has the meaning ascribed to it in Section 7.5(a).

Securities Act means the Securities Act of 1933, as amended.

State means the State of Delaware.

Tax Distributions means those distributions, if any, made to, or earmarked to be made to, the Members under this Agreement for the payment of any and all taxes due by such Members in connection with the Profits and Losses of the Company, such Tax Distributions which shall be declared and paid at the maximum marginal tax rates for both federal, state, and/or local taxes, for each respective tax year. Additionally, in the event the Company is required to file a composite tax return on behalf of non-resident Members, and State estimated payments are paid by the Company for any non-resident Members, such estimated payments, and any remaining balances paid by the Company for such tax year, shall be considered Tax Distributions for the purpose of this Agreement. The maximum marginal tax rates shall be adjusted up or down from time to time by the Manager, with written notice to the Members, in the event the highest federal, state or local tax rate applicable to any Member changes from time to time. Notwithstanding the foregoing or anything herein to the contrary, a Tax Distribution shall only be made to any such Member upon (i) the authorization of the Manager in its sole and absolute discretion, and (ii) such time that income has been allocated to such Member in excess of cumulative Losses which have been allocated in the past to such Member.

Transfer means the sale, exchange, assignment, transfer, pledge, hypothecation or otherwise encumbrance, alienation or disposal of, voluntarily or by operation of law, all or any portion of, or right in or to, the Units.

Treasury Regulations means any regulations promulgated under the Code.

Units means limited liability company interests that are denominated as units of authorized capital of the Company from time to time outstanding.

Unreturned Capital Contributions means all Capital Contributions made by a Member, less all distributions to the Member pursuant to Section 10.2(a).

Section 1.2 Interpretation

For purposes of this Agreement, (a) the words "include," "includes," and "including" shall be deemed to be followed by the words "without limitation," (b) the word "or" is not exclusive, and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein (i) to Articles, Sections, and Exhibits mean the Articles and Sections of and Exhibits attached to this Agreement, (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, restated, supplemented, and modified from time to time to the extent permitted by the provisions thereof, and (iii) to a statute or applicable law means such statute or applicable law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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ARTICLE 2

GENERAL

Section 2.1 Preliminary Statement

The Company was formed by the filing of the Certificate with the Secretary of the State of Delaware on July 27, 2022. The purposes of this Agreement are to (i) set forth the rights, obligations and duties of the Members and the Company and (ii) adopt this Agreement as the Limited Liability Company Operating Agreement of the Company, as contemplated by the Act. To the extent that the rights, powers, duties, obligations or liabilities of any Member are different by reason of any provision of this Agreement than they would have been in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The Manager shall from time to time take all actions which it may deem to be necessary or advisable for the continuation of the Company as a limited liability company under the Act and qualify the Company to act in any other state where the Manager deems qualification necessary or desirable, so long as the liability of the Members is limited in substantially the same manner as provided under the Act and this Agreement.

Section 2.2 Name

The name of the Company shall be Roc Digital Mining I LLC or such other name or names as may be designated by the Manager; provided that the name shall always contain the words “limited liability company” or the abbreviation “LLC.” The Manager shall give prompt notice to the other Members of any change to the name of the Company. The Company may conduct business under any assumed or fictitious name required by applicable law or otherwise deemed desirable by the Manager.

Section 2.3 Office

(a)               The Company's principal place of business shall be at such place or places as the Manager may designate. The Manager may appoint agents for service of process in any jurisdiction in which the Company shall conduct business.

(b)               The Company shall maintain a registered office at 251 Little Falls Drive, Wilmington, Delaware 19808, or at such other office as may from time to time be determined by the Manager. The name and address of the Company’s registered agent for service of process in the State of Delaware as of the date of this Agreement is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

Section 2.4 Fiscal Year

The fiscal year of the Company shall end on December 31 (the “Fiscal Year”), or such other day as the Manager from time to time shall determine.

Section 2.5 Duration

The Company shall have a perpetual term, unless a specific term is set forth in its Certificate. The Company may be dissolved pursuant to this Agreement.

Section 2.6 Purposes of the Company

The Company is organized for the object and purpose of engaging in (a) construction, build-out, deployment, operation, maintenance and replacement/upgrade of digital asset infrastructure for the principal purpose of generating hash rate for use in bitcoin mining, (b) receipt and sale of bitcoin obtained pursuant to such mining, and (c) engage in all ancillary activities directly or indirectly related to such purpose and (d) engage in any and all other lawful activities permitted under the Act.

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Section 2.7 Power and Authority

(a)       Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental in furtherance of the purposes set forth in Section 2.6 above, including, without limitation, the power:

(i)	to conduct its business and carry on its operations in such manner(s) as may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(ii)	to acquire by purchase, lease, contribution to capital or otherwise, own, hold, operate, maintain, finance, refinance, improve, lease, develop, sell, convey, mortgage, transfer, dispose of, property, real or personal, tangible or intangible, that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(iii)	to enter into, perform and carry out contracts of every kind and description, including, without limitation, contracts with Insiders, any Affiliates of Insiders, or any agents of the Company (collectively, the “Insider Contracts”) necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company, subject to Section 4.10;

(iv)	to engage in all activities and transactions necessary or advisable to carry out the purposes of the Company including, without limitation, the purchase, sale, transfer, pledge and exercise of all rights, privileges and incidents of ownership or possession with respect to any Company asset or liability; and to secure the payment of any Company obligation by hypothecation or pledge of Company assets;

(v)	to lend money for any proper purpose, to invest and re-invest its funds and to take and hold real and personal property to secure the payment of funds so loaned or invested;

(vi)	to sue and be sued, complain and defend and participate in administrative or other proceedings;

(vii)	to appoint employees and agents of the Company, and define their duties and fix their compensation;

(viii)	to indemnify any Person in accordance with the Act or this Agreement;

(ix)	to obtain any and all types of insurance;

(x)	to cease its activities and cancel its Certificate;

(xi)	to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract, security, interest or other agreement or undertaking in respect of any of its assets or liabilities;

(xii)	to borrow money and issue evidence of indebtedness and guaranty indebtedness and to secure the same by mortgage, pledge or other liens on the assets of the Company; provided, however, that any debt incurred by the Company outside of the ordinary course of business shall require prior written approval by BitMine for so long the Company’s obligations under the BitMine Note remain outstanding;

(xiii)	to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle, any and all other claims or demands of or against the Company or to hold such proceeds against payment of contingent liability; and

(xiv)	to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purposes of the Company.

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(b)       Subject to the provisions of this Agreement and the approval of the Manager, (i) the Company may enter into and perform any and all documents, agreements and instruments contemplated hereby, all without any further vote, act or approval of any other Members, and (ii) the Manager may authorize any person, including any Member or officer to enter into and perform any document, instrument or agreement on behalf of the Company.

Section 2.8 No State Law Partnership

The Members intend that the Company shall not be a partnership, either general or limited, or a joint venture in that no Member or officer shall be a partner or joint venturer of any other Member or officer for any purpose other than federal and, if applicable, state tax purposes, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE 3

MEMBERS

Section 3.1 Place of Meetings

Any meeting of the Members shall be held at the principal office of the Company or at such other place, located within or outside the State of Delaware, as shall be designated by the Manager, including without limitation telephonic meetings pursuant to Section 3.5.

Section 3.2 Notice of Member Meetings

Meetings of the Members may be held without call or notice at such places and at such times as the Manager may from time to time determine, provided, however, if the vote of the Non-Class A Members is required at such meeting, then written notice of the meeting to all Members shall be given by, or at the direction of, the person or persons calling such meeting at least three (3) days prior to the date of giving of such notice. Such notice shall be given by sending a copy thereof by email or facsimile transfer, by receipted hand delivery or by reputable overnight courier, or by certified mail return receipt requested to each Member. Such notice shall specify the place, day and hour of the meeting.

Section 3.3 Waiver of Notice

A waiver of notice, in writing, signed by the person or persons entitled to such notice, whether before or after the date stated therein, shall be deemed equivalent to the giving of such notice. Notice of a meeting need not be given to a Member who provided a waiver of notice or consent to holding the meeting or an approval of the minutes thereof in writing, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to that Member. Unless otherwise required by law, neither the business to be transacted nor the purpose of the meeting need be specified in the waiver of notice of such meeting.

Section 3.4 Quorum

With respect to any meeting of Members, the presence in person or by proxy of the holders of a majority of the issued and outstanding Units of the Company shall constitute a quorum with respect to matters that require that vote of the Members, if applicable, in accordance with this Agreement or the Act. Members present at a duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of the holders of enough issued and outstanding Units entitled to vote to leave less than a quorum. If a meeting cannot be organized because a quorum has not attended, those Members present may adjourn the meeting to such time and place as they may determine.

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Section 3.5 Telephonic Meetings

One (1) or more Members may participate in any regular or special meeting of the Members by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other.

Section 3.6 Voting Power and Rights

Except as otherwise provided for herein, only the holder of Class A Units shall be entitled to vote on all matters required by law or by the Certificate or this Agreement to be voted upon or approved by the Members. The Class A Member shall be entitled to vote at any regular or special meeting of the Members. To the extent a matter must be voted upon by all Members, all actions or vote with respect to such matter shall be a valid and effective act of the Company upon the consent of Members holding a majority of all the issued and outstanding Units. For purposes of clarity, Economic Interest Holders, including, without limitation, Class B Members, shall not constitute or otherwise be deemed “Members” and shall not be entitled to vote on any matter.

Section 3.7 Members

(a)               List of Members; Admission. Subject to the following sentence, the name, mailing address, Capital Contribution, date of Capital Contribution, number and number of Units of the Members as of the date of this Agreement are set forth on Exhibit A attached hereto, as such exhibit shall be amended from time to time in accordance with the terms of this Agreement. Any reference in this Agreement to Exhibit A shall be deemed to be a reference to Exhibit A, as amended and in effect from time to time. Upon (i) the execution and delivery of this Agreement and (ii) receipt of such Person's Capital Contribution, as set forth on Exhibit A, each Person listed on Exhibit A is hereby admitted to the Company as a Member of the Company with the number and class of Units set forth opposite such Person's name as of the date such person executes and delivers this Agreement. Each Member acknowledges and agrees that Exhibit A is confidential, and, at the Manager’s election, the Company may redact or remove any Member information or any other information (including the number of Units and Capital Contributions) in the event that Exhibit A is made available to Members or any particular Member.

(b)               Loans by Members. No Member shall be required to lend any funds to the Company or to make any additional contribution of capital to the Company, except as otherwise required by applicable law or the terms of this Agreement. In the event that any Member does make a loan to the Company, neither the principal of, nor interest accrued upon, such loan shall be deemed a Capital Contribution. The Company is prohibited from loaning any money to any Insiders. Any loan made by any Member to the Company shall be made at a 6% interest rate.

Section 3.8 No Liability of Members

Except for conduct that a court of competent jurisdiction deems to constitute fraud, willful misconduct or gross negligence, as otherwise required by applicable law, and as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Member's capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company, or to any other Person, for the debts, liabilities, commitments or other obligations of the Company for any losses of the Company or to restore any deficit balance in such Member's Capital Account, or otherwise. Each Member shall be liable only to make such Member's Capital Contribution to the Company and any other payments specifically required hereunder.

Section 3.9 Other Activities

Except as otherwise provided herein, the Members and their Affiliates may engage in, possess interests in, own, operate or manage other businesses or investment ventures of every kind and description for their own account or jointly with others; provided that such business or investment venture is not directly competing with the business of the Company. Except as otherwise provided herein, neither the Company nor any Insider shall have any right, by virtue of this Agreement, in or to such other business or investment venture or the revenue or profits derived therefrom.

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Section 3.10 Qualifications of Members

Each Member, to the extent required by applicable law, shall be an “Accredited Investor,” as defined in Regulation D promulgated under the Securities Act. Each Member shall be required to comply with and be in compliance with the regulations and rules promulgated, from time to time, by the State of Delaware, and agrees to either cure any breach of those relegations and rules, or sell their shares, if notified by the Company of any non-compliance with current regulations or rules of the State of Delaware.

Section 3.11 No Interest in Company Property

No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 3.12 Telephonic Meetings

The Members may participate in any regular or special meeting of the Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

Section 3.13 Action by Consent

Except as is otherwise specifically provided for herein, any action which may be taken at a meeting of the Members may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members who would be entitled to vote at such meeting and shall be filed with the records of proceedings of the Members of the Company.

Section 3.14 No Participation in Management.

Management of the business and affairs of the Company shall be vested in the Manager as provided in Article 4. The Members (in their respective capacity as such) and Economic Interest Holders, will have no power to participate in the management of the Company, except as expressly provided in this Agreement or the Certificate of Formation or expressly required by the Act. Except as provided in this Agreement, the approval or consent of the Members will not be required in order to authorize the taking of any action by the Company, and the Members will have no right to reject, overturn, override, veto or otherwise approve, consent or pass judgment upon any action taken by the Company or any authorized officer of the Company, in each case, unless and then only to the extent that (a) such approval or consent is expressly required by this Agreement, the Certificate of Formation or the Act or (b) the Manager has determined in its sole discretion that requiring such approval or consent would be appropriate or desirable. No Member, acting in the capacity of a Member, is an agent of the Company, nor will any Member, unless expressly authorized in writing to do so by the Manager, have any right, power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

ARTICLE 4

MANAGEMENT OF THE COMPANY; MANAGER

Section 4.1 Manager

(a)               The business and affairs of the Company shall be managed by or under the direction of the Manager, which shall be Roc Digital Mining Manager LLC, a Delaware limited liability company.

(b)               To the extent applicable, in order to secure the obligations of each Member who now or hereafter holds any voting securities to vote such Member’s Units in accordance with the provisions of this Section 4.1, each Member hereby acknowledges and agrees to the grant of the power of attorney set forth in Section 16.6.

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Section 4.2 Election of Manager; Terms; Voting

The Manager shall hold office until it no longer owns any of the issued and outstanding Class A Units, at which time, upon a vote of the majority of the Class A Members, a new Manager may be appointed.

Section 4.3 Compensation of Manager

(a)            As compensation for its services, Roc Digital Mining LLC, an Affiliate of the Manager, shall receive on a monthly basis compensation for services rendered or to be rendered at a rate equal to three percent (3.0%) of the Company’s monthly gross revenue, with a minimum fee of $10,000 per month and a maximum fee of $15,000 per month (the “Project Service Fee”). The Project Service Fee will be payable monthly in arrears commencing at the end of the first month of operations. The Project Service Fee shall be prorated for any partial month and shall be payable in monthly installments.

(b)            As compensation for its services, Roc digital Mining LLC shall receive a 1% acquisition and development fee, calculated as follows: one-time fee paid from the Company’s initial capital in an amount not to exceed one percent (1.0%) of the cost of the total assets acquired (the “Acquisition Fee”).

Section 4.4 Management of Manager

The Manager’s authority to act on behalf of the Company shall be subject to the limited liability company agreement or other governance documents of the Manager.

Section 4.5 Regular Meetings

The Manager shall hold such regular meetings at such times and places as it may determine.

Section 4.6 Special Meetings

The Manager shall have the right to hold such special meetings at such times and places as it may determine, to be designated in the notice of such meeting.

Section 4.7 Action by Consent

Except as is otherwise specifically provided for herein, any action which may be taken at a meeting of the Manager may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by the Manager who would be entitled to vote at such meeting and shall be filed with the records of proceedings of the Manager of the Company.

Section 4.8 Telephonic Meetings

The Manager may participate in any regular or special meeting of the Manager by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

Section 4.9 Quorum; Requisite Vote

Except as is otherwise specifically provided for herein, the Manager in office shall be necessary to constitute a quorum for the transaction of business and the acts of the Manager present at a meeting at which a quorum is present shall be the acts of the Manager.

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Section 4.10 Interested Manager, Member or Officer Contracts

(a) No contract or other transaction between the Company and (a) one or more of its Members, Manager, officers or Affiliates thereof (collectively, “Insiders”) or (b) any other entity in which one or more Insiders of the Company is an equity holder, director, manager or officer or has a financial interest, shall be void or voidable solely (i) for such reason, (ii) because such Insider is present at or participates in the meeting of the Members or Manager, as applicable, at which such contract is authorized or (iii) because the vote of such officer, Manager or Member is counted at the meeting of the Members or Manager, as applicable, at which such contract is authorized, if the Manager approves such transaction and one of the following conditions is satisfied:

(i)	All material facts as to such contract, and such Insider’s interest therein (if any), have been disclosed to or are known by the majority of all the Manager and such contract or amendment thereto has been specifically approved in good faith by the Manager, without counting the vote of any interested Person; or

(ii)	Such contract or amendment thereto is fair as to the Company as of the time at which such contract is authorized, approved or ratified by the Manager.

Persons so interested may be counted when present at meetings of the Members or the Manager, as applicable, for the purpose of determining the existence of a quorum.

(b)        To the extent the Manager appoints any of its members to be officers of the Company, nothing in this Agreement shall prevent such persons from receiving a salary or other compensation from the Company.

Section 4.11 Removal or Replacement of Manager

The Manager, or whomever is authorized to act on its behalf, may only be removed or replaced by (i) the unanimous vote of the disinterested holders of Class A Units, which may then vote on a replacement Manager, to be elected by the unanimous vote of the disinterested holders of Class A Units, or (ii) the vote of the majority of the holders of Non-Class A Units, voting as a single class, if the Manager, or whomever is authorized to act on its behalf, is found by a court of competent jurisdiction to commit fraud, gross negligence or willful misconduct.

Section 4.12 Scope of Authority of Manager

Unless otherwise required by the Act or the express provisions of this Agreement, or the governance documents of the Manager, the Manager shall have the exclusive power and authority to manage the day-to-day business and affairs of the Company, and to carry out and exercise any and all of the purposes and powers of the Company set forth in Sections 2.6 and 2.7, without the necessity of a meeting of the Members including, without limitation, the power to:

(i)          open, maintain and close bank accounts and draw checks or other orders for the payment of money;

(ii)         effect a Capital Transaction of the Company or authorize a Liquidation Event of the Company;

(iii)        make a selection of any mining pool, custodian, exchange or broker for holding earned bitcoin and converting mined Bitcoin into USD, and agree to the terms and conditions of any contract with a mining pool, custodian, exchange or broker;

(iv)        make a selection of specialized computers and other mining equipment purchases and replacement computers or equipment) and the terms and conditions of the purchase agreement for such chips or other mining equipment;

(v)         make any material decisions regarding the use of the hash rate generated by any data centers of the Company and any conversion of generated hash rate into Bitcoins, including liquidation strategies or entering into agreements to pledge or encumber such hash rate or any mined Bitcoins;

(vi)        receive, acknowledge receipt for, account for, deposit, dispose of and/or otherwise handle all securities, checks, money and other assets or liabilities of the Company;

(vii)       the acquisition of any material asset or material property by the Company in an amount greater than that provided in any budget or annual operating plan, as applicable;

(viii)      hire employees, bankers, attorneys, accountants, consultants, custodians, contractors and other agents, and pay them reasonable compensation;

(ix)         maintain one or more offices within or without the State of Delaware and in connection therewith rent or acquire office space and do such other acts as may be advisable in connection with the maintenance of such offices;

(x)          obtain any and all types of insurance;

(xi)         negotiate, enter into, re-negotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract, security, interest or other agreement or undertaking in respect of any of the Company's assets or liabilities;

(xii)        request additional Capital Contributions from existing Members pursuant to Section 9.6(a) herein;

(xiii)       borrow money and issue evidences of indebtedness and guaranty indebtedness and to secure the same by mortgage, pledge or other lien on the assets of the Company;

(xiv)      pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle, any and all other claims or demands of or against the Company or to hold such proceeds against payment of contingent liability;

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(xv)       settlement, compromise, submission to arbitration;

(xvi)      issue new non-Class A Units to an existing Member or other Person in the Initial Offering or other securities pursuant to Section 9.6(a) herein;

(xvii)     form any subsidiary and the ownership structure of any subsidiary of the Company, and the terms and provisions of the organizational documents and governing agreements of such entity;

(xviii)    make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(xix)       enter into any agreement that requires consideration for goods or services payable by or to the Company;

(xx)        pay, remit, reimburse or otherwise disburse fees, expenses, and other payment obligations incurred by the Company;

(xxi)       the investment of any Company funds;

(xxii)      upon the liquidation of the Company, the appointment of one or more Persons to act as the liquidator of the Company;

(xxiii)     conduct marketing, advertising or public relations efforts or campaigns of the Company, including, without limitation, developing, hosting and maintaining internet websites;

(xxiv)     design the logo and web site design;

(xxv)      prepare and update financial reports and forecasts;

(xxvi)     provide regular updates on progress to the Members;

(xxvii)    make any determination of Fair Market Value;

(xxviii)   obtain all required licenses needed to conduct the purposes of the Company; and

(xxix)       do any and all acts required of the Company with respect to its interest in any other Person.

No Member, unless such Member is the Manager, shall have any power or authority to manage the business or affairs of the Company.

Section 4.13 Other Activities

The Insiders, other than the Manager and Officers of the Company, and their respective Affiliates may engage in, possess interests in, own, operate or manage other businesses or investment ventures of every kind and description for their own account or jointly with others. Except as otherwise provided herein, neither the Company nor any Insider shall have any right, by virtue of this Agreement, in or to such other business or investment venture or the revenue or profits derived therefrom.

Section 4.14 Waiver of Fiduciary Duties.

This Agreement is not intended to create or impose any fiduciary duty on any of the Manager or its Affiliates. Notwithstanding anything to the contrary contained in this Agreement or otherwise applicable provision of law or equity, to the maximum extent permitted by the Act and any other Applicable Law, the Manager and its Affiliates, shall owe no duties or liabilities (including fiduciary duties) to the Company or any Member; provided, however that the Manager shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing; and provided further that such exclusion or limitation of liability shall not extend to misappropriation of assets or funds of the Company. The provisions of this Agreement, to the extent that they restrict or otherwise modify, or eliminate, the duties and liabilities, including fiduciary duties, of the Manager otherwise existing at law or in equity, are agreed by the Company, the Members and the Manager to replace such other duties and liabilities of the Manager. Any standard of care or duty imposed by or under the Act or any other law, rule or regulation (or any judicial decision based on or interpreting the same) shall be modified, waived or limited, to the extent permitted by law, as required to permit the Manager to act under this Agreement and to make any decision the Manager is authorized to make hereunder, as long as such action or decision complies with the standard of conduct set forth in this Section 4.14 of this Agreement and is in accordance with the other provisions of this Agreement. The Members expressly acknowledge and agree that this modification of fiduciary duties is binding.

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Section 4.15 Expenses Borne by the Company.

(a)               The Company shall bear all expenses to operate the Company, including, without limitation:

(i)	The Project Service Fee;
(ii)	The Acquisition Fee;
(iii)	All costs associated with the real estate on which the Company operations, including rent;
(iv)	All insurance costs, held by, required by, or associated with the Company;
(v)	All utility costs, including water, gas, electricity, internet, etc.
(vi)	All costs to repair and maintain the Company’s equipment;
(vii)	All banking costs;
(viii)	All loan costs, including interest, loan fees, etc.
(ix)	Any attorney’s fees incurred by the Company;
(x)	Tax preparation costs; and
(xi)	All other operational costs necessary to conduct the Company business.

(b)               The Company shall not bear any employment costs of management or officers of the Company.

ARTICLE 5

OFFICERS

Section 5.1 Number and Election

The Manager may appoint a President, a Treasurer and a Secretary, and may appoint such other officers and agents as the Manager may deem appropriate in its discretion. Any such officers shall have the authority of the Manager to act on behalf of and to bind the Company to the full extent of the Manager’s delegation of authority to such officers.

Section 5.2 Qualifications

A Person may hold more than one office. An officer may, but need not, be a Member of the Company.

Section 5.3 Term of Office

Each officer shall hold office until the end of the term for which such officer is appointed and until his or her successor shall have been elected, or until such Person's earlier death, resignation or removal.

Section 5.4 Chief Executive Officer, Chief Operating Officer and Chief Financial Officer

The Manager may appoint a Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, such officers to have the authority of the Manager to act on behalf of and to bind the Company to the full extent of the Manager’s delegation of authority to such officers.

Section 5.5 President

The President shall supervise generally and have executive powers concerning all of the operations of the Company and shall perform all duties incident to the office of the President including, without limitation, exercise of general operating powers concerning all the property, business and affairs of the Company. The President shall be charged with carrying out the policies, programs, orders and resolutions adopted or approved by the Manager, and shall have all powers and perform all duties incident to the office, and any further powers and duties as from time to time may be prescribed by the Manager. The President shall report to the Manager.

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Section 5.6 Vice President

In the absence of the President, the Vice President shall perform the duties of the President. The Vice President shall report to the Manager and shall have any further powers and duties as from time to time may be prescribed by the Manager.

Section 5.7 Treasurer

The Treasurer shall be the chief financial officer of the Company and shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and shares. The Treasurer shall have custody of the funds and securities of the Company and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all monies and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Manager or the President of the Company. The Treasurer shall have such other powers and perform such other duties as may from time to time be prescribed by the President or the Manager.

Section 5.8 Secretary

The Secretary shall attend meetings of the Members, keep minutes thereof and Company documents and materials in suitable books, and in general, perform all duties incident to the office of Secretary.

Section 5.9 Initial Officers.

The Manager may appoint a President, Chief Executive Officer, a Treasurer, and a Secretary, and may appoint such other officers and agents as the Manager may deem appropriate. Any such officers shall have the authority of the Manager to act on behalf of and to bind the Company to the full extent of the Manager’s delegation of authority to such officers.

Section 5.10 Other Activities

Except as otherwise provided herein, the officers of the Company, the Manager, and their respective Affiliates may engage in, possess interests in, own, operate or manage other business or investment ventures of every kind and description for their own account or jointly with others. No transaction or contract to which the Company is or may be a party, shall be void, voidable or a breach of fiduciary duty for reason that the Manager, any Member or any Affiliate of the Manager, or any Member, is a party thereto. The Company, Manager and Members hereby agree that, to the extent permitted under applicable law, the Company, the Manager, and their respective Affiliates shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by such party in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of such party to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve any such party from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement. Except as otherwise provided herein, neither the Company nor any Insider shall have any right, by virtue of this Agreement, in or to such other business or investment venture or the revenue or profits derived therefrom.

Section 5.11 Salaries of Officers

The Manager shall determine and set salaries and other compensation for the Company’s officers. Officers of the Company may be entitled to a salary and other compensation regardless if he or she is a member of the Manager.

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ARTICLE 6

EXECUTION OF DOCUMENTS

Section 6.1 Checks, Etc.

The Manager, or with its approval, one or more officers, may from time to time designate such employees, persons, entities, officers or agents who shall have power on behalf of the Company, in its name, to sign and endorse checks and drafts and to authorize the wire transfers of funds.

Section 6.2 Other Documents.

Unless otherwise authorized in writing by the Manager, all contracts, leases, deeds, deeds of trust, mortgages, negotiable instruments, powers of attorney to transfer the equity interests of Members and for other purposes, and all other documents requiring the authorization of the Manager of the Company shall be executed for and on behalf of the Company by the Person(s) designated in the Certificate, or if no Persons are so designated, by an officer or the Manager or by one (1) or more other Persons designated in writing by the Manager.

ARTICLE 7

UNIT CERTIFICATES AND TRANSFERS

Section 7.1 Unit Certificates

Units, which shall represent the limited liability company ownership interests of the Members in the Company, shall be uncertificated, unless the Manager determines Units shall be evidenced by a certificate, in such form as the Manager may from time to time determine. Each certificate representing Units in the Company now or hereafter issued shall include a conspicuous legend, stating that the certificate and the rights represented by the certificate, including, without limitation, all rights to transfer such certificate, are subject to the terms of this Agreement, as it may be amended from time to time, and such other legend(s) as the Manager may deem to be appropriate.

Section 7.2 Loss or Destruction of Unit Certificates

In case of loss or destruction of a Unit certificate, no new certificate shall be issued in lieu thereof except upon satisfactory proof to the Manager or its designee of such loss or destruction, which proof may be in the form of an affidavit signed under the penalties of perjury and upon the giving to the Company of satisfactory security or indemnity against loss, by bond or otherwise, if such security or indemnity is deemed appropriate by the Manager. Any such new certificate shall be plainly marked “Duplicate” upon its face.

Section 7.3 Transfers of Units

(a)       Restrictions on the Transfer of Interests. Notwithstanding anything to the contrary contained herein, all classes of Units held or controlled by the Class A Member or an Affiliate shall be freely transferrable and shall not be subject to Sections 7.4 and 7.5 (the “Class A Transfer Exception”). Subject to the Class A Transfer Exception and the exceptions below, no non-Class A Member (or an Affiliate) may Transfer any portion of any Units to any other Person without the prior consent of the Manager, which consent may be granted or withheld for any or no reason. Notwithstanding anything to the contrary contained herein, including, without limitation, the provisions of Sections 7.4 and 7.5, any Member may Transfer all or a portion of its Units (the following, each, a “Permitted Transfer”): (w) to another Member, (x) in the case of a Member who is a natural person, to (i) such Member's Relative, (ii) any trust, limited partnership, limited liability or other company primarily for the benefit of a Relative, (iii) any trust, limited partnership, limited liability or other company the beneficial owner of which includes only such Member, or (iv) any trust, limited partnership, limited liability or other company which is controlled directly or indirectly by such Member; (y) in the case of a Member who is not a natural person, to any shareholder, partner, parent, subsidiary, equity holder or Affiliate of such Member; or (z) to another natural person or entity upon approval by the Manager; provided that any such transferee under clauses (w), (x), (y) or (z) immediately above shall agree in writing to be bound by, and the Units so transferred shall remain subject to, the terms and conditions of this Agreement; provided, however, that with respect to (w), (x), and (y) above, such Transfer under this Section 7.3 may be affected without, in each case, the necessity of obtaining the prior consent of the Manager, but subject to delivering prior written notice to the Manager; provided, further, that any proposed Transfer under this Section 7.3 must meet the following conditions unless so waived by the Manager, which conditions are intended, among other things, to ensure compliance with the provisions of applicable laws:

(i)	the transferor or transferee undertakes to pay all expenses incurred by the Company in connection therewith;

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(ii)	the Company shall receive from the Person to whom such transfer is made (a) such documents, instruments and certificates as may be requested by the Manager, pursuant to which the transferee shall become bound by this Agreement, (b) a certificate to the effect that the representations and information required to be furnished pursuant to this Agreement are (except as otherwise disclosed in writing to the Manager) true and correct with respect to such Person and (c) such other documents, opinions, instruments and certificates as the Manager shall request;

(iii)	the transferring Member shall, prior to making any such transfer, deliver to the Company the opinion of counsel described in form and substance satisfactory to the Manager and shall be substantially to the effect (unless specified otherwise by the Manager) that giving effect to the Transfer contemplated by the opinion (a) will not violate any provisions of the Securities Act or applicable state securities laws; (b) for Federal income tax purposes, will not cause the termination or dissolution of the Company and will not cause the Company to be classified as other than a partnership; (c) will not violate the laws of any state or the rules and regulations of any governmental authority applicable to such Transfers; and/or (d) will not cause the Company to lose, or pose a potential risk to the Company of losing, any licenses, permits or approvals held by or in the process of being held by the Company; and

(iv)	the transferee must be and, to the extent required by applicable law, shall be an “Accredited Investor,” as defined in Regulation D promulgated under the Securities Act and must have completed an accredited investor questionnaire in a form satisfactory to the Manager in its sole discretion indicating such transferee’s status as an accredited investor.

(b)       Admission of Transferee as Member. Any transferee of all or any part of the Member's Units pursuant to the terms of this Article 7 shall be admitted to the Company as a substitute Member (and, to the extent applicable, a member of the Company for purposes of the Act; provided, however, that any transferee of an Economic Interest shall not constitute or otherwise be deemed a member of the Company for purposes of the Act). In such event, such substitute Member shall, to the extent of such transfer, succeed to the Capital Account, rights and obligations hereunder of the Member making such transfer.

(c)       Effective Date of Transfer. The Manager may, in its sole discretion, permit a Transfer to become effective as of the first day of the Accounting Period following such Transfer.

(d)       No Dissolution. Admission of a substitute Member shall not be a cause for dissolution of the Company.

(e)       Attempted Transfer in Violation of Agreement. Any purported transfer of any Units, in whole or in part, not made in accordance with this Article 7 shall be null and void ab initio and the Manager and all Members are authorized to continue to treat the purported transferor as a Member for all purposes of this Agreement.

(f)       No Admission. No Person shall be admitted as a Member if (i) such admission will cause the Company to be classified as other than a partnership for Federal income tax purposes; (ii) such admission will constitute a violation of any applicable registration provisions of the Securities Act or any other applicable State or Federal securities laws; (iii) if such admission will cause the Company to lose, or pose a potential risk to the Company of losing, any licenses, permits or approvals held by or is in the process of being held by the Company (iv) such Person is not an accredited investor; or (v) such Person is prohibited from admission under any other applicable State or Federal laws, regulations, ordinances, or rules.

(g)       No Transfers to Prohibited Persons. No Member may Transfer, in whole or in part, its Units, or any interest therein or Units thereunder, to (i) a minor or incompetent, unless by will or intestate succession, (ii) any Person with a conviction or plea of nolo contendere of a felony or crime involving moral turpitude or civil judgment for fraud or larceny, (iii) any Person that may interfere with the ability of the Company or any of its Affiliates to conduct its business, or (iv) any foreign agents. As determined by the Manager in its sole discretion, subject to applicable law, any proposed Transferee may be required to undergo a background check in advance of admission as a Member to the Company.

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(h)       No Transfers to Competitors. No Member may Transfer, in whole or in part, its Membership Interest, Economic Interest, or any interest therein or Units thereunder, to any other Person engaged, or who reasonably anticipates engaging, directly or indirectly, in whole or in part, in the business, in any state in which the Company, the Manager, or any of their respective Affiliates currently does business in or reasonably anticipates it might do business in in the future (a “Competitor”); provided that a Competitor shall not include a Person that owns, directly or indirectly, up to 4.9% of the aggregate voting securities of any Competitor.

Section 7.4 Right of First Offer

(a)       In the event that at any time any Non-Class A Member (a “ROFO Selling Member”) desires to Transfer its Units but has not received an offer from a third-party, the ROFO Selling Member shall provide written notice (the “ROFO Sale Notice”) of such desire to Transfer its Units to all other Members. The ROFO Sale Notice shall include the terms under which the ROFO Selling Member would be willing to sell such Units, including, without limitation, the purchase price for such Units (the “ROFO Sale Terms”). Each Member, subject to the last sentence of this Section 7.4(a), shall have the exclusive right, not more than thirty (30) days after receipt of the ROFO Sale Notice (during which time the ROFO Selling Member may not sell such Units), to either: (i) decline to purchase such Units from the ROFO Selling Member, or (ii) provide to the ROFO Selling Member a written notice (the “ROFO Acceptance”) stating that the other Member, subject to the following sentence (a “ROFO Purchasing Member”), has agreed to acquire the Units of the ROFO Selling Member in accordance with the ROFO Sale Terms. For the avoidance of doubt, each Member may purchase Units under this Section 7.4; provided that the Class A Member shall have preference over Non-Class A Members with respect to the right to purchase all or any of such Units. With respect to any right to purchase hereunder, the Class A Member may assign its rights to make any such purchase hereunder to one or more of its existing Members, or any entity comprised entirely of existing members of the Class A Member.

(b)       If a ROFO Acceptance is given by a ROFO Purchasing Member to the ROFO Selling Member as provided in Section 7.4(a) above, the ROFO Selling Member shall sell the subject Units to the ROFO Purchasing Member pursuant to the ROFO Sale Terms. If more than one ROFO Purchasing Member delivers a ROFO Acceptance, each such ROFO Purchasing Member shall be allocated its Pro Rata Portion of the offered Units, unless otherwise agreed by such ROFO Purchasing Members. For the purposes of this Section 7.4, “Pro Rata Portion” means, with respect to any eligible ROFO Purchasing Member, on the date of the ROFO Sale Notice, the number of Units equal to the product of: (A) the total number of offered Units, and (B) a fraction determined by dividing: (y) the number of Units owned by such ROFO Purchasing Member by (z) the total number of Units owned by all of the ROFO Purchasing Members.

(c)        Failure of all other Members to deliver the ROFO Acceptance within thirty (30) days of their receipt of the ROFO Sale Notice shall be deemed to be an election by the other Members not to purchase the Units of the ROFO Selling Member as provided pursuant to Section 7.4(a). In the event the other Members elect not to purchase such Units of the ROFO Selling Member, the ROFO Selling Member may then sell such Units to any third-party purchaser (a “ROFO Third-Party Purchaser”), provided that such sale to the ROFO Third-Party Purchaser is pursuant to terms not less favorable than the ROFO Sale Terms, as certified to the other Members by the ROFO Selling Member. If the ROFO Selling Member desires to sell the applicable Units to a ROFO Third-Party Purchaser on terms less favorable than the ROFO Sale Terms provided to the other Members, the ROFO Selling Member may not sell such Units without first providing the other Members with a revised ROFO Sale Notice and complying with the terms and provisions of this Section 7.4. The time period for the other Members to review and accept or deny such revised ROFO Sale Terms shall be fifteen (15) days after receipt of the revised ROFO Sale Notice. Any permitted Transfer of Units to a ROFO Third-Party Purchaser under this Section 7.4(c) shall be subject to such ROFO Third-Party Purchaser's compliance with Section 7.3 hereof in all respects.

(d)       Notwithstanding the foregoing, this Section 7.4 shall not apply and a Member shall not have the right to purchase the Units of the other Member in connection with a Permitted Transfer.

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Section 7.5 Right of First Refusal

(a)        In the event that a Non-Class A Member receives an offer from a third party to purchase any or all of the Member's Units (a “ROFR Third-Party Purchaser”), such Member (the “ROFR Selling Member”) shall provide written notice (the “ROFR Sale Notice”) to all other Members stating the terms of such proposed sale, including, without limitation, the purchase price for such Units (the “ROFR Sale Terms”), and including copies of all materials (including, without limitation, a signed term sheet) with respect to such proposed sale. Each Member, subject to the last sentence of this Section 7.5(a), shall have the exclusive right, not more than thirty (30) days after receipt of the ROFR Sale Notice (during which time the ROFR Selling Member may not sell such Units to the ROFR Third-Party Purchaser), to either: (i) decline to purchase such Units from the ROFR Selling Member, or (ii) provide to the ROFR Selling Member a written notice (the “ROFR Acceptance”) stating that the other Member, subject to the following sentence (a “ROFR Purchasing Member”), has agreed to acquire the Units of the ROFR Selling Member in accordance with the ROFR Sale Terms. For the avoidance of doubt, each Member may purchase Units under this Section 7.5; provided that the Class A Member shall have preference over Non-Class A Members with respect to the right to purchase all or any of such Units. With respect to any right to purchase hereunder, the Class A Member may assign its rights to make any such purchase hereunder to one or more of its existing Members, or any entity comprised entirely of existing members of the Class A Member.

(b)       If a ROFR Acceptance is given by a ROFR Purchasing Member to the ROFR Selling Member as provided in Section 7.5(a) above, the ROFR Selling Member shall sell the subject Units to the ROFR Purchasing Member pursuant to the ROFR Sale Terms. If more than one ROFR Purchasing Member delivers a ROFR Acceptance, each such ROFR Purchasing Member shall be allocated its Pro Rata Portion of the subject Units, unless otherwise agreed by such ROFR Purchasing Members. For the purposes of this Section 7.5, “Pro Rata Portion” means, with respect to any eligible ROFR Purchasing Member, on the date of the ROFR Sale Notice, the number of Units, equal to the product of: (A) the total number of offered Units and (B) a fraction determined by dividing: (y) the number of Units owned by such ROFR Purchasing Member by (z) the total number of Units owned by all of the ROFR Purchasing Members.

(c)        Failure of all other Members to deliver the ROFR Acceptance within thirty (30) days after receipt of the ROFR Sale Notice shall be deemed to be an election by the other Members not to purchase the Units of the ROFR Selling Member as provided pursuant to Section 7.5(a). In the event the other Members elect not to purchase such Units of the ROFR Selling Member, the ROFR Selling Member may then sell such Units to the ROFR Third-Party Purchaser, provided that such sale to the ROFR Third-Party Purchaser is pursuant to terms not less favorable than the ROFR Sale Terms, as certified to the other Member by the ROFR Selling Member. If the ROFR Selling Member desires to sell the applicable Units to a ROFR Third-Party Purchaser on terms less favorable than the ROFR Sale Terms provided to the other Members, the ROFR Selling Member may not sell such Units without first providing the other Members with a revised ROFR Sale Notice and complying with the terms and provisions of this Section 7.5. The time period for the other Members to review and accept or deny such ROFR Sale Terms shall be fifteen (15) days after receipt of such revised ROFR Sale Notice. Any Permitted Transfer of Units to a ROFR Third-Party Purchaser under this Section 7.5(c) shall be subject to such ROFR Third-Party Purchaser's compliance with Section 7.3 hereof in all respects.

(d)       Notwithstanding the foregoing, this Section 7.5 shall not apply and a Member shall not have the right to purchase the Units of the other Members in connection with a Permitted Transfer.

Section 7.6 Drag-Along Rights

(a)        Definitions. A “Sale of the Company” shall mean, subject to unanimous approval by the Class A Members, either: (i) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from the holders of Units representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Unit Sale”); or (b) a transaction that qualifies as a Capital Transaction.

(b)       Actions to be Taken. In the event that the Class A Members approve a Sale of the Company in writing, specifying that this Section 7.6(b) shall apply to such transaction, then the Class A Members shall have the right to require that each other Member, including all of the Class B Members and the Company, hereby agree:

(i)              with respect to all Units that such Member owns or over which such Member otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Units in favor of, and adopt, such Sale of the Company (together with any related amendment to this Agreement required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

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(ii)            if such transaction is a Unit Sale, to sell the same proportion of Units beneficially held by such Member as is being sold by the selling Member(s) (the “Selling Members”) to the Person to whom the Selling Members propose to sell their Units, and, except as permitted in Section 7.6(b)(iii) below, on the same terms and conditions as the Selling Members;

(iii)           to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Members in order to carry out the terms and provision of this Section 7.6(b)(iii), including executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, and any similar or related documents;

(iv)           not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Units owned by such party or Affiliate in a voting trust or subject any Units to any arrangement or agreement with respect to the voting of such Units, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(v)            to refrain from exercising any dissenters’ rights or rights of appraisal under Applicable Law at any time with respect to such Sale of the Company;

(vi)           if the consideration to be paid in exchange for the Units pursuant to this Section 7.6(b)(iv) includes any securities and due receipt thereof by any Member would require under Applicable Law (A) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities; or (B) the provision to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Member in lieu thereof, against surrender of the Units which would have otherwise been sold by such Member, an amount in cash equal to the fair value (as determined in good faith by the Manager) of the securities which such Member would otherwise receive as of the date of the issuance of such securities in exchange for the Units; and

(vii)          in the event that the Selling Members, in connection with such Sale of the Company, appoint a Member representative (the “Member Representative”) with respect to matters affecting the Members under the applicable definitive transaction agreements following consummation of such Sale of the Company, (A) to consent to (1) the appointment of such Member Representative, (2) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (3) the payment of such Member’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Member Representative in connection with such Member Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Members, and (B) not to assert any claim or commence any suit against the Member Representative or any other Member with respect to any action or inaction taken or failed to be taken by the Member Representative in connection with its service as the Member Representative, absent fraud or willful misconduct.

(c)       Exceptions. Notwithstanding the foregoing, a Member will not be required to comply with Section 7.6(a) above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(i)             any representations and warranties to be made by such Member in connection with the Proposed Sale made in respect of such Member and such Member’s ownership of Units are limited to those representations and warranties also provided by all other Members related to authority, ownership and the ability to convey title to such Units, including representations and warranties that (A) the Member holds all right, title and interest in and to the Units such Member purports to hold, free and clear of all liens and encumbrances; (B) the obligations of the Member in connection with the transaction have been duly authorized, if applicable; (C) the documents to be entered into by the Member have been duly executed by the Member and delivered to the acquirer and are enforceable against the Member in accordance with their respective terms; and (D) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

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(ii)            the Member shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members);

(iii)           the liability for indemnification, if any, of such Member in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Members in connection with such Proposed Sale made in respect of the Company, whether several or joint and several with any other Person (and with any funds to be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Member of any of identical representations, warranties and covenants provided by all Members), and subject to the provisions of this Agreement related to the allocation of the escrow, does not exceed the amount of consideration paid to the Members in connection with such Proposed Sale;

(iv)           upon the consummation of the Proposed Sale (A) each holder of each class or series of Units will receive the same form of consideration for their Units of such class or series as is received by other holders in respect of their Units of such same class or series; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for any Units pursuant to this Section 7.6(c)(iv) includes any securities and due receipt thereof by any Member would require under Applicable Law (1) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities; or (2) the provision to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Member in lieu thereof, against surrender of the Units which would have otherwise been sold by such Member, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Member would otherwise receive as of the date of the issuance of such securities in exchange for the Units; and

(v)            subject to clause (iv) above, requiring the same form of consideration to be available to the holders of any single class or series of Units, if any holders of any Units are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such Units will be given the same option; provided, however, that nothing in this Section 7.6(c) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Members.

ARTICLE 8

INDEMNIFICATION OF MEMBERS, OFFICERS AND OTHERS

Section 8.1 Indemnification

To the fullest extent permitted under Applicable Law, the Company shall severally indemnify and hold harmless any Person, including, but not limited to, the Manager and its Affiliates (an “Indemnified Party”), who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company) by reason of or arising from any acts or omissions (or alleged acts or omissions) on behalf of the Company or in furtherance of the interests of the Company arising out of the Indemnified Party’s activities as a Manager, Tax Matters Representative, officer, employee, trustee or agent of the Company against losses, damages or expenses (including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Indemnified Party in connection with such action, suit or proceeding and for which such Indemnified Party has not otherwise been reimbursed, so long as such Indemnified Party did not act in bad faith or in a manner constituting gross negligence or willful misconduct or materially breach this Agreement. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not of itself (except insofar as such judgment, order, settlement or plea shall itself specifically provide) create a presumption that the Indemnified Party acted in bad faith or in a manner constituting gross negligence or willful misconduct or materially breached this Agreement.

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Section 8.2 Advance Payment

Subject to the determination of the Manager in its sole discretion, the right to indemnification provided for in this Article 8 may include the right to be paid or reimbursed by the Company, the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 8.1, in advance of the final disposition of any such actions, suit or proceeding and without any determination as to the Person's ultimate entitlement to indemnification; provided that the payment of such expenses incurred by any such Person in advance of the final disposition shall be made only upon delivery to the Company of a written affirmation of such Person of his or her good faith belief that such Person has met the standard of conduct necessary to be indemnified under this Article 8 and a written undertaking in form and substance acceptable to the Manager by or on behalf of such Person to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article 8 or otherwise.

Section 8.3 Non-Exclusivity of Article 8

The indemnification provided by this Article and/or the Certificate of the Company shall not be deemed exclusive of nor deemed to exclude any other rights (whether arising under any indemnification agreement, under applicable law, or otherwise) to which those seeking indemnification may be entitled, and shall continue as to a Person who has ceased to be a Manager, employee, counsel or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such Person.

Section 8.4 Insurance

The Company may, but is not obligated to, purchase and maintain insurance, at its expense, to protect itself, any Person entitled to indemnification hereunder and any other employee or agent of the Company or any Affiliate, whether or not the Company would have the power to indemnify such Person against such expense liability or loss under this Article 8.

Section 8.5 Exculpation

Notwithstanding any other provision of this Agreement, no officer, counsel or Manager of the Company shall be liable to the Company or to any Member or third-party for any act or failure to act undertaken in good faith with the reasonable belief that such act or failure to act was in the best interest of the Company and its Members. It is the intent of the parties that the provisions of this Section 8.5 shall be enforceable to the maximum extent permitted by law.

Section 8.6 Savings Clause

If this Article 8 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless such person indemnified pursuant to this Article 8 as to cost, charges and expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement with respect to any suit, action or proceeding including any appeal thereof to the full extent permitted by any applicable portion of this Article 8 that shall not have been so invalidated and to the fullest extent permitted by applicable law.

ARTICLE 9

CAPITAL

Section 9.1 Authorized Capital and Units

(a)        Authorized Capital. As of the date hereof, the classes and number of issued and outstanding Units of Authorized Capital are as set forth on Exhibit A to this Agreement. The Manager may authorize the issuance of additional classes of Units.

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(b)       Class A Units. The holder of Class A Units shall have the right to vote, on the basis of one vote per Class A Unit, on all matters of the Company. The holder of Class A Units shall have the rights to participate in Profits, Losses, and distributions of the Company in the manner set forth in this Agreement.

(c)        Non-Class A Units. The Non-Class A Members shall have the right to participate in Profits, Losses and Distributions of the Company in the manner set forth in this Agreement. Except as otherwise set forth in this Agreement or determined by the Manager in writing, all Non-Class A Units shall be Economic Interests and holders of Non-Class A Units shall be Economic Interest Holders. Except as specifically provided by the non-waivable provisions of the Act or this Agreement, the Non-Class A Members shall not be entitled to vote, shall not be entitled to undertake any activities on behalf of the Company, and shall not have any power to sign for or to bind the Company.

(d)       Class B Term. Upon expiration of the Class B Term, each Class B Member acknowledges and agrees that the Manager shall, in its discretion, elect at its sole option to (i) cause the Company to redeem all Class B Units in exchange for nominal consideration, or (ii) require the transfer of all Class B Units to the Manager in exchange for nominal consideration. Upon and contemporaneously with the foregoing, each Class B Member agrees that any and all rights and interests, including, without limitation, its Economic Interests, on account of its Class B Units shall immediately and automatically terminate.

Section 9.2 Capital Contributions

(a)        Class A Member. The Class A Member has made the Capital Contributions as set forth on Exhibit A to the Company in connection with the issuance of its Units.

(b)       Non-Class A Members. Each Non-Class A Member has paid to the Company the Capital Contribution in cash or other property valued at the Fair Market Value as set forth on Exhibit A to the Company in connection with the issuance of their Units.

(c)        Payment of Capital Contributions. As a condition precedent to the issuance of Units, and a subscriber being admitted to the Company as a new Member, such subscriber shall first make a contribution to the capital of the Company in an amount equal to its Capital Contribution. All Capital Contributions shall be made in cash, by certified check or by wire transfer of funds at the direction of the Manager, or in such assets, property, “convertible virtual currency,” digital assets, including other valuable consideration as the Manager may permit, to an account, to their cryptocurrency wallet address, or other payment designation directed by the Manager in accordance with such instructions provided by the Manager in writing. No Member shall be obligated, or have the right, to make capital contributions to the Company in excess of its Capital Contribution commitment.

Section 9.3 Capital Accounts

A Capital Account shall be maintained for each Member in accordance with Section 704 of the Code and the Treasury Regulations adopted thereunder. Without limitation of the foregoing, each such Capital Account shall be increased pursuant to the terms hereof, with the Member's Capital Contributions and with its share of the Profits, shall be decreased by its share of Losses and distributions, and shall otherwise appropriately reflect transactions of the Company and the Members. Profits, Losses and other Capital Account adjustments shall be determined in accordance with Treasury Regulations adopted under Section 704 of the Code.

Section 9.4 Withdrawals from Capital Accounts

No Member shall be entitled to receive interest on or to withdraw any amount from such Member Capital Account, other than as expressly provided herein.

Section 9.5 Issuance of Units and Other Securities

The Manager is authorized, subject to and requiring the unanimous approval of all Class A Members and the provisions of applicable law, the Company's Certificate and this Agreement, without any further action to issue Class B Units in the Initial Capital Contribution and Initial Offering.

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Section 9.6 Additional Capital from Existing Members; Admission of New Members; Other Capital Raises; Dilution

(a)        Capital Calls; Preemptive Right. If the Manager determines in good faith that additional capital is required by the Company upon terms and conditions as shall be determined in the exercise of the business judgment of the Manager, subject to the unanimous vote of the Class A Members and the governance documents of the Manager, the Manager may determine to raise capital through the issuance of (i) additional Class B Units (in addition to the Class B Units issuable in the Initial Offering), (ii) a new class of Units, (iii) debt convertible into Class B Units or a new class of units (but only to the extent the Company is otherwise entitled to issue debt), (iv) options or warrants to purchase Class B Units or a new class of Units, or (v) any combination of the above, on such terms and conditions as the Manager determines to be reasonable, appropriate and in the best interests of the Company (a “Secondary Offering”). Upon determining to issue securities in a Secondary Offering, the Manager shall so notify the Non-Class A Members in writing, together with a statement of the amount of capital required, the reasons therefor and the terms upon which the Manager desires to raise such capital. Each of the Non-Class A Members may, but shall not be required to, subscribe to purchase additional securities in the Secondary Offering on a pro rata basis. If less than all of the securities are initially subscribed for by the Non-Class A Members (the “Initial Unsold Securities”), then the Manager shall offer the Initial Unsold Securities to the Non-Class A Members who initially subscribed for the securities in the Secondary Offering. If the Initial Unsold Securities are oversubscribed, then the Initial Unsold Securities shall be allocated among the Non-Class A Members who desire to participate in the Initial Unsold Securities on a pro rata basis based on their proportionate Capital Contributions in the Company prior to the commencement of the Secondary Offering. If less than all of the securities issuable in the Secondary Offering are purchased by the existing Non-Class A Members, then the Manager may offer the unsubscribed for securities to third parties. Capital contributions shall be due and payable within the period specified in the Manager’s written notice to the Members, or on such other terms as the Manager may reasonably determine to be necessary and appropriate.

(b)       Notwithstanding the foregoing, in no event shall this Section 9.6 apply to (i)) any issuance by the Company of indebtedness to institutional or commercial lenders, or (ii) any issuance of Units or other securities of the Company pursuant to acquisitions or strategic transactions approved by the Manager pursuant to this Agreement, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

ARTICLE 10

PROFITS, LOSSES, DISTRIBUTIONS AND FEES

Section 10.1 Distributable Assets

For any particular period, the term “Distributable Assets” as used in this Agreement shall mean the aggregate cash receipts and digital assets collected by the Company (including, without limitation, sales in the ordinary course of business, interest income, proceeds from the sale of capital assets and the proceeds from any business interruption insurance, but excluding Capital Contributions from Members, proceeds of any debt financing and the proceeds of any casualty, life, or other insurance, unless otherwise determined by the Manager) less (i) the payment or accrual for payment of all current operating expenses; (ii) any debt service payments; (iii) provisions for the reasonable capital requirements of the Company, including working capital, appropriate to enable the Company to carry out its purposes, but disregarding depreciation, amortization and other noncash items; and (iv) the payment or accrual for payment of the Project Service Fee to Roc Digital Mining LLC. The Manager’s determination of Distributable Assets and its components, including, without limitation, the incurring of capital expenses and provisions for reasonable present or future capital requirements and appropriate investments and reinvestments of by or in Company, shall be conclusive, in the absence of bad faith.

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Section 10.2 Distribution

(a)        Subject to the admission of additional Members and classes of Units, distributions of Distributable Assets shall be made by the Company to the Members if, when and in such amounts as determined in good faith by the Manager (except as provided in Section 10.2(a)(i)), as follows:

(i)	Tax Distributions. Notwithstanding anything to the contrary in this Section 10.2, in the event that any Member is allocated taxable income for any Fiscal Year with respect to which such Member does not receive a distribution of Distributable Assets under Section 10.2(a)(ii) with a Fair Market Value sufficient to cover the expected tax liability associated with such allocation then, the Company may, in the Manager’s sole discretion and subject to having sufficient Distributable Assets, shall declare and pay quarterly Tax Distributions to each Member, pro rata in accordance with the number of Units held by each Member, in an amount that the Manager determines in good faith is sufficient to fund the Members’ estimated taxes for the then-current tax year, as well as declare and pay Tax Distributions to the Members before April 1 of each year for any remaining tax payments due by the Members with respect to the immediately preceding tax year of the Company; or in the case of a Capital Transaction, within thirty (30) days of receipt of such proceeds by the Company, provided that, other than in the case of a Capital Transaction, each such Tax Distribution shall be subject to the Manager determining in good faith that such Tax Distribution shall not materially impair the liquidity of the Company. Notwithstanding anything to the contrary in this Section 10.2(a)(i), (A) no distributions shall be made pursuant to this Section 10.2(a)(i) if distributions otherwise made to such Member under Section 10.2 are sufficient to discharge such Member’s tax liability; and (B) in making any determination of a Member’s taxes, the Manager shall base its determination of the amount to be distributed under this Section 10.2(a)(i) on the cumulative distributive share of items of income, deduction, gain, loss, and credit allocable (or that would be allocable) to such Member’s Units from the date of formation of the Company to the date on which such determination is made (or the end of the year for which the distribution is made, if earlier), in excess of the distributive share of such items from the formation of the Company to the beginning of the year for which such distribution is made.

(ii)	Operations. The Company shall distribute Distributable Assets, if any, to the Members on a monthly basis in the following order of priority:

A.	First, 100% to the Class B Members pro rata in accordance with the Unreturned Capital Contributions of each Class B Member until such time as the Unreturned Capital Contributions of each Class B Members is zero (“Class B Capital Contribution Amount”);

B.	Second, after the distributions to the Class B Members in accordance with the preceding Section 10.2(a)(ii)(A), 100% to the Class B Members until each Class B Member has received the Preferred Return on its Class B Capital Contribution Amount for the month in which the distribution is made, which distribution shall be pro rata among the Class B Members based on the amount of the Preferred Return each Class B Member is entitled to receive that month, provided that each Class B Member’s right to receive the Preferred Return shall terminate when the Class B Member has received cumulative distributions under Sections 10.2(a)(ii)(A), (B), (C), (D) and (E) in an amount equal to five (5) times each such Class B Member’s Class B Capital Contribution Amount;

C.	Third, after the distributions to the Class B Members in accordance with the preceding Section 10.2(a)(ii)(B) above of all amounts required to be paid to the holders of Class B Units, 70% to Class B Members pro rata based on the number of Class B Units held by each Class B Member and 30% to the Class A Member until such time as each Class B Member has received cumulative distributions under Sections 10.2(a)(ii)(A), (B) and (C) in an amount equal to three (3) times each such Class B Member’s Class B Capital Contribution Amount;

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D.	Fourth, after the distributions to the Class A and Class B Members in accordance with the preceding Section 10.2(a)(ii)(C) above of all amounts required to be paid to the holders of Class B Units, 60% to Class B Members pro rata based on the number of Class B Units held by each Class B Member and 40% to the Class A Member until such time as the Class B Members have received cumulative distributions under Sections 10.2(a)(ii)(A), (B), (C) and (D) in an amount equal to four (4) times each such Class B Member’s Class B Capital Contribution Amount;

E.	Fifth, after the distributions to the Class A and Class B Members in accordance with the preceding Section 10.2(a)(ii)(D) above of all amounts required to be paid to the Class B Members, 50% to the Class B Members pro rata based on the number of Class B Units held by each Class B Member and 50% to the Class A Member;

F.	Sixth, after the expiration of the Class B Term, all distributions otherwise payable to a Class B Member pursuant to Sections 10.2(a)(ii)(A), (B), (C), (D) and (E) above shall be payable solely to the Class A Member.

(b)       Distributions of Distributable Assets made only to a specific class of Members shall be made to the Members in such class in a pro rata manner in accordance with the number of Units held by all such Members in such class.

(c)        Distributions of Distributable Assets shall be made to Members of record as of the record date established by the Manager, provided that the record date may not be more than 60 days prior to the date of the distribution, and further provided that tax distributions governed by the provisions of Section 10.2(a)(i) shall be made to each Person who has been allocated Net Profits with respect to which the tax distribution relates, irrespective of whether such person is still a Member on the record date or the actual date of the tax distribution.

(d)       Notwithstanding anything to the contrary set forth in paragraph (a) of this Section 10.2, any Distributable Assets which arises during the dissolution or liquidation of the Company shall be distributed in accordance with Section 13.4 below.

(e)        The Company may make distributions in kind, which distributions will be allocated among the parties as provided in Section 10.2. Specifically, the Company may, in the discretion of the Manager, make distributions of bitcoin or cash generated from its business operations to the Members by directing the transfer of such bitcoin to a digital wallet account or bank account of the Member. For purposes of determining the dollar amount of a distribution in kind of bitcoin, the bitcoin will be valued at the price of the bitcoin as of 5:00 p.m., eastern time, each day, as reported by Coinbase (or if Coinbase is unavailable for quotes, an alternative exchange selected by Manager) to come up with the average monthly price of the bitcoin to be distributed. Unrealized gains and losses with respect to assets distributed in kind will be deemed to have been realized immediately before such distribution for all purposes of this Agreement.

Section 10.3 Allocation of Net Profits and Net Losses

(a)        Except as otherwise provided herein, each item of Net Profits and Net Losses of the Company (determined in accordance with U.S. federal income tax principles as applied to the maintenance of capital accounts) shall be allocated among the Capital Accounts of the Members as of the end of each Fiscal Year or as circumstances otherwise require or allow, in a manner that as closely as possible causes each Member’s Adjusted Capital Account balance to equal the amount that would be distributed to such member pursuant to Section 13.4 if the Company sold all of its assets for their Gross Asset Values, repaid all of its liabilities, and distributed the balance pursuant to Section 13.4.

(b)       For any Fiscal Year during which a Member’s Units in the Company is assigned by such Member (or by an assignee or successor in interest to a Member), the portion of the items of Net Profits and Net Losses that is allocable in respect of such Member’s interest shall be apportioned between the assignor and the assignee of such Member’s Interest using any permissible method under Code Section 706 and the Regulations thereunder, as determined by the Manager.

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Section 10.4 Allocations to Comply With Regulations

In order to comply with the provisions of applicable Treasury Regulation, the following special allocations of income, gain, loss and expense shall be made notwithstanding the provisions of Section 10.3 hereof.

(a)       Deficit Capital Account Allocations Subject to the remaining provisions of this Section 10.4, in accordance with Treasury Regulation Section 1.704-1(b)(2), no allocation of expenses or losses shall be made pursuant to Section 10.3 hereof to the extent such allocation would cause or increase a net deficit balance in a Member's Capital Account as of the end of the period to which such allocation relates. Such expenses and losses shall instead be allocated among the other Members not subject to this limitation in accordance with the number of Units held by each. For purposes of this paragraph (a), the following rules shall apply:

(i)	each Member's net deficit balance in his or her respective Capital Account shall be determined by adding to such Capital Account balance the amount of such Member's share (as determined pursuant to Treasury Regulation Section 1.704-2) of the total minimum gain of the Company as of the end of the period with respect to which such determination is being made; and

(ii)	in determining whether an allocation of loss or expense would cause or increase a net deficit balance in a Member's Capital Account as of the end of the period to which such allocation relates, the initial balance in such Member's Capital Account shall be treated as if it reflected an amount equal to the excess of any distributions that, as of the end of such period, reasonably are expected to be made to such Member in any future period over the net book profits reasonably expected to be allocated to such Member during (or prior to) the period in which such distributions are expected to be made.

(b)       Qualified Income Offset Provision. If a Member unexpectedly receives an adjustment, allocation or distribution under this Agreement which causes or increases a net deficit balance in such Member's Capital Account as of the end of the period to which such adjustment, allocation or distribution relates, such Member will be allocated items of income and gain in an amount and manner sufficient to eliminate such net deficit balance as quickly as possible. The rules set forth in subparagraph (a)(i) and (a)(ii) of this Section 10.4 shall apply for purposes of determining whether any adjustment, allocation or distribution would cause or increase a net deficit balance in any Member's Capital Account.

(c)        Minimum Gain Chargeback Provision. If there is a net decrease in the Minimum Gain of the Company (as determined pursuant to Treasury Regulation Section 1.704-2) during any period, then each Member shall be allocated items of income and gain in accordance with the provisions of Treasury Regulation Section 1.704-2.

(d)       Subsequent Allocations. Any special allocations of items of income, gain, loss or expense made pursuant to this Section 10.4 shall be taken into account in computing subsequent allocations of income, gain, loss and expense pursuant to Section 10.3 hereof, so that the net amount of any item of income, gain, loss and expense allocated to each Member pursuant to Section 10.3 hereof and this Section 10.4 shall, to the extent possible, be equal to the amount of such items of income, gain, loss and expense that would have been allocated to such Member pursuant to such sections if the special allocations of income, gain, loss or expense required by this Section 10.4 had not been made.

(e)        Interpretation of these Provisions. The provisions of subsections (a) through (d) (collectively, the “Regulatory Allocations”) of this Section 10.4 are intended to comply with the provisions of Treasury Regulation Sections 1.704-1(b)(2) and 1.704-2 and shall be interpreted consistently therewith. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, Profits, Loss, or deduction pursuant to this Section 10.4(e). Therefore, notwithstanding any other provision of this Agreement (other than the Regulatory Allocations), the Manager shall make offsetting special allocations of Company income, Profits, Losses or deductions in whatever manner it deems appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 10.3.

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(f)        Holdback. A portion of the bitcoin mined may be retained in order to pay necessary monthly and annual expenses of the Company. Determinations of the amounts and such times to be held back shall be in the Manager’s sole discretion.

ARTICLE 11

BOOKS OF ACCOUNT AND RECORDS

Section 11.1 Books and Records

The Manager shall keep or cause to be kept complete and accurate books and records reflecting all activities of the Company. The Company, acting through the officers and Manager, shall maintain complete and accurate books of account and records using either the cash method or the accrual method of accounting, as the Manager may determine, and otherwise in accordance with Generally Accepted Accounting Principles (GAAP), consistently applied during the term of the Company, wherein all transactions, matters and things relating to the business and properties of the Company shall be currently entered. The accounting books and records, minutes of resolutions of the Members and Manager and all other information pertaining to the Company that is required to be made available to the Members under the Act shall be kept at such place or places designated by the Manager or in the absence of such designation, at the principal place of business of the Company. The minutes shall be kept in written form and the accounting books and records and other information shall be kept either in written form or in any other form capable of being converted into written form.

Section 11.2 Tax Information; Reports

The Manager shall cause to be prepared the Company’s appropriate state and federal income tax returns and shall use every effort to furnish the appropriate information tax returns to each Member within ninety (90) days after the end of the Company’s fiscal year. The Manager shall prepare or cause to be prepared and shall furnish to each Member such other summary financial information of the Company as the Manager may determine in its discretion, including but not limited to quarterly management reports and unaudited financial statements due within forty-five (45) days following each quarter end.

Section 11.3 Inspection

The Company shall permit any Member, upon written demand under oath stating a purpose (which purpose shall be directly related to the interest of such Person as a Member) therefore reasonably related to its interest as a Member, during normal business hours and at such other times as the Member may reasonably request, to (i) examine the Company's financial records and make copies thereof or extracts therefrom at the Member's sole expense and (ii) discuss the affairs, finances and accounts of the Company with the Manager and officers of the Company; provided that Company shall not be obligated to provide any information or access to a Member if or to the extent the Company is advised by its legal counsel that such action would result in a waiver of attorney/client privilege as between the Company and its legal counsel. The Company may require, as a condition precedent to permitting inspection and copy of such records, that the requesting Member agree in writing and email that such Member will not provide the information to third parties other than legal counsel, accounting or other professional advisors, or make any other use of such information not directly related to such Person's interest as a Member. Five (5) business days notice shall be given for such requests.

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ARTICLE 12

DISSOLUTION OF THE COMPANY

Section 12.1 Events of Dissolution

The happening of any of the following events (each, a “Dissolution Event”) shall result in the immediate dissolution of the Company:

(a)        the written agreement of the Manager and Members holding at least sixty-five percent of the issued and outstanding Units of the Company;

(b)       the sale or exchange of all or substantially all of the assets of the Company or the Units; or

(c)       the entry of a decree of judicial dissolution under the Act.

ARTICLE 13

ADDITIONAL PROVISIONS CONCERNING

DISSOLUTION OF THE COMPANY

Section 13.1 Winding Up Affairs; Liquidation

In the event of the dissolution of the Company for any reason, the Manager, or if the Manager is unable to do so, a liquidating agent or committee selected by the Manager, shall commence to wind up the affairs of the Company and to liquidate its assets in accordance with the Act and the terms of this Agreement, and shall cause the Certificate to be cancelled in accordance with the provisions of the Act. Allocations of income, gain, loss, expense, deductions, tax preference items and tax credits shall continue to be made among the Members during the period of liquidation in accordance with the provisions of this Agreement. The Manager or any such liquidating agent or committee, as the case may be, shall have the full right and unlimited discretion to determine the time, manner and terms of (i) any sale or sales of Company assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions, and (ii) any in-kind liquidating distributions to Members, so long as any nonratable distributions of property interests result in the distributees receiving value in accordance with the provisions of this Agreement.

Section 13.2 Time for Liquidation

A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of its liabilities so as to enable the Manager or liquidating agent or committee, as the case may be, to minimize the normal losses attendant to any such liquidation.

Section 13.3 Required Reports

If requested by the Manager, the liquidating agent or committee, as the case may be, shall furnish each Member with a statement audited and certified by an independent firm of certified public accountants showing: (i) the Net Profit or Net Loss of the Company from the date of the last annual statement prepared hereunder, to the date of the final distribution of the proceeds of the liquidation to the Members and (ii) the manner in which the proceeds of liquidation were distributed.

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Section 13.4 Distribution of Proceeds From Sale and Liquidation of Company Property

Upon the liquidation, wind-up or wind-down, or dissolution of the Company in any form of transaction, including, but not limited to, or the sale of all or substantially all of its assets or similar change of control transaction (including by merger or otherwise) (a “Liquidation Event”), the net proceeds of such Liquidation Event and any other funds or property of the Company shall be distributed and applied to the extent available in the following order of priority:

(a)        to the payment of debts and liabilities of the Company including any debts and liabilities to a Member, including, but not limited to, any unpaid Tax Distributions pursuant to Section 10.2(a)(i), if applicable;

(b)       to the setting up of any reserves which the Manager or the liquidating agent or committee, as the case may be, deem reasonably necessary in his, her or its sole and reasonable discretion, for contingent or unforeseen liabilities or obligations of the Company; and

(c)        after taking into account any and all prior allocations and distributions by the Company for the current fiscal year, in the same manner set forth above in Section 10.2(a)(ii).

In the event that the Manager or the liquidating agent or committee distributes any assets of the Company other than cash pursuant to this Section 13.4, the Fair Market Value of such assets will apply to such distribution.

Section 13.5 Capital Account Adjustments

For purposes of Section 13.4 hereof, the respective balance in the Capital Account of each Member shall be determined (i) after allocating all income, gain, loss and expense of the Company pursuant to Article 10 above and (ii) after taking into account all prior distributions to the Members.

Section 13.6 Compliance With Treasury Regulations.

In the event the Company is liquidated within the meaning of Treasury Regulation Section 1.704-1(b)(2), the following action shall be taken by the later to occur of (i) the last day of the Company's taxable year in which such liquidation occurred or (ii) the ninetieth (90th) day following the date of such liquidation:

(a)        Distributions shall be made to the Members in accordance with Section 13.4 including, without limitation, distribution to Members who have positive Capital Account balances in compliance with Treasury Regulation Section 1.704-1(b).

(b)       In the discretion of the Manager or the liquidating agent or committee, as the case may be, distributions pursuant to this Section 13.6 may be distributed to a trust of which the Manager or the liquidating agent or committee is (are) the trustee(s) (hereinafter the “Trustee”) established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company so long as an opinion of counsel is obtained to the effect that such trust will not be taxed as an association taxable as a corporation. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Trustee, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement; and a portion or all of such assets may be withheld by the Trustee to provide a reasonable reserve for liabilities.

Section 13.7 Limitation Obligation to Restore Deficit Capital Accounts

Absent the express unqualified requirements of applicable law, no Member having a deficit Capital Account balance upon the liquidation of the Company, or such Member's interest in the Company, as determined after taking into account all Capital Account adjustments for the fiscal year of the Company in which such event occurs, shall be required to restore such deficit. Such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

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ARTICLE 14

AMENDMENTS

Except to the extent specifically set forth herein, this Agreement may be altered or amended only by the vote of the Manager. Any amendment to this Agreement approved in accordance with the terms of this Article 14 shall be binding upon all Members, whether or not they consented to or joined in such amendment, and the Manager shall have the right to execute and deliver any amendment to this Agreement approved in accordance with the terms hereof, in the name and on behalf of any such Member pursuant to the power of attorney set forth in Section 16.6 of this Agreement. Any amendment so approved shall for all purposes, including, without limitation, the purposes of the Act, have the same force and effect as an amendment manually signed and delivered by all of the Members. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, except as may be prohibited by applicable law, any amendment to this Agreement that materially adversely affects the rights of the Non-Class A Members shall also require the vote of at least a majority of the then issued and outstanding Non-Class A Units, as applicable.

ARTICLE 15

REPRESENTATIONS AND WARRANTIES

Section 15.1 Representations and Warranties

(a)        Each of the undersigned Members of the Company hereby represents and warrants to the other Members and to the Company and the Manager as follows:

(i)          The undersigned is acquiring the Units of the Company solely for his own account, as a principal, for investment purposes only, and with no present intention agreement or arrangement to resell, transfer or assign any of such Units.

(ii)         The undersigned acknowledges that: (i) the Units have not been registered under the Securities Act, or under the securities laws of any state, and therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of one or more states, or an exemption from registration is available; (ii) the Company is under no obligation to register the Units and the Company has no intention of making publicly available the information necessary for the Member to use the exemption from registration provided in Rule 144 promulgated under the Securities Act; (iii) there is no established or anticipated public market for the Units; (iv) the offering price of the Units has been arbitrarily determined; (v) the value of the Units is speculative; and (vi) transfer of the Units is restricted under the terms of this Agreement and by applicable law.

(iii)        The undersigned has the legal right, power and authority to enter into this Agreement and represents and warrants that the execution and delivery of this Agreement and the performance of the Member's obligations hereunder do not conflict with any agreement, instrument, court or administrative order to which such Member is a party or by which such Member is bound.

(iv)        The undersigned has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of Units.

(v)         Except as indicated in writing to the Company prior to the admission of such Member to the Company, such Member is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. Such Member is familiar with the criteria for status as an “accredited investor” and, in connection with the proposed investment in the Company, will notify the Manager if it qualifies as an “accredited investor” under other criteria or is otherwise unable to make the foregoing representations.

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(vi)        Upon the execution and delivery of this Agreement by the undersigned, it shall represent the valid, binding and legal obligation of the undersigned, enforceable in accordance with its terms.

(vii)       The undersigned has the exclusive ownership of the assets being contributed as a Capital Contribution to the Company, free and clear of any lien, security interest, infringement or adverse claim.

ARTICLE 16

MISCELLANEOUS PROVISIONS

Section 16.1 Tax Controversies

(a)        Nick Marrocco shall be designated the Partnership Representative and shall have sole authority to act on behalf of the Company for purposes of subchapter C of Chapter 63 of the Code and any comparable provisions of state or local income tax laws for so long as it is a Member and willing to serve in that capacity. For purposes of this Section 16.1, unless otherwise specified, all references to provisions of the Code shall be to such provisions as enacted by the Bipartisan Budget Act of 2015 as such provisions may subsequently be modified. Should there be any questions or controversy with the Internal Revenue Service or other taxing authority involving the Company, such person shall act as the agent of the Company to resolve such question or controversy and may, on behalf of the Company, incur any expenses he deems necessary or advisable in the interest of the Members in connection with any such question or controversy, including professional fees and the cost of any protest, litigation and/or appeals;

(b)       The initial Partnership Representative shall be designated by the Manager, and shall have sole authority to act on behalf of the Company for purposes of subchapter C of Chapter 63 of the Code and any comparable provisions of state or local income tax laws.  For purposes of this Section 16.1(ii), unless otherwise specified, all references to provisions of the Code shall be to such provisions as enacted by the Bipartisan Budget Act of 2015 as such provisions may subsequently be modified;

(c)        If the Company qualifies to elect pursuant to Code Section 6221(b) (or successor provision) to have federal income tax audits and other proceedings undertaken by each Member rather than by the Company, then the Partnership Representative may cause the Company to make such election;

(d)       Notwithstanding other provisions of this Agreement to the contrary, if any “partnership adjustments” (as defined in Code Section 6241(2)) is determined with respect to the Company, the Partnership Representative, in its discretion, may cause the Company to elect pursuant to Code Section 6226 to have such adjustment passed through to the Member for the year to which the adjustment relates (i.e., the “reviewed year” within the meaning of Code Section 6225(d)(1)). In the event that the Partnership Representative has not caused the Company to so elect pursuant to Code Section 6226, then any “imputed underpayment” (as determined in accordance with Code Section 6225) or “partnership adjustment” that does not give rise to an “imputed underpayment” shall be apportioned among the Members of the Company for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the tax representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the partnership adjustment and any associated interest and penalties are borne by the Members based upon their interests in the Company for the reviewed year; and

(e)        The Partnership Representative is authorized to (A) extend the statute of limitations for assessment and (B) enter into a settlement agreement with the Internal Revenue Service on behalf of the Company.

Section 16.2 Tax Elections

In the event of the transfer of any interest in the Company or the distribution of property to any Member, the Company may, at the determination of the Manager, file an election under Code Section 754 to cause the basis of the Company's assets to be adjusted for federal income tax purposes as provided by Code Sections 734 and 743.

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Section 16.3 Applicable Law Forum

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any conflict or choice of law provisions that would make applicable the domestic substantive law of any other jurisdiction.

Section 16.4 Counterparts

This Agreement may be executed in multiple counterparts and by way of facsimile or scanned email transfer, each of which shall constitute an original, and all of which together shall constitute one and the same agreement. Each party may rely upon machine copies of the signed Agreement to the same extent as a manually signed original copy hereof.

Section 16.5 Severability of Provisions

Each provision of this Agreement shall be considered separately and if, for any reason, any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation or affect any other provision of this Agreement which is valid, nor shall it affect the subject provision, except to the extent necessary to conform to then prevailing law.

Section 16.6 Power of Attorney

Each Member hereby constitutes and appoints the Manager of the Company, and each of them from time to time in office, such Member's true and lawful attorney in fact for such Member and in such Member's name, place and stead to (a) secure the obligations of each Member who now or hereafter holds any voting securities to vote such Member’s Units; (b) make, execute, sign, acknowledge, file for recording, and publish, such documents and instruments as may be necessary from time to time to carry out the provisions of this Agreement; (c) effect the transfer of Units in the Company; (d) appoint a successor Partnership Representative as provided hereunder; (e) effectuate the issuance of Units in the Company and the admission of new Members, all in accordance with the terms of this Agreement; and (f) execute and deliver any certificate or instrument required to amend this Agreement pursuant to its terms, or otherwise to conform the terms of this Agreement to the provisions of the Act, the Code, and any Treasury Regulations promulgated thereunder, as these may change from time to time. The foregoing grant of authority is hereby declared to be irrevocable and a power coupled with an interest, and shall survive the bankruptcy, death or incapacity or termination of legal existence of a Member, and the assignment by any Member of his interest in the Company; provided, that in the event of such an assignment, the foregoing power of attorney of the assignor Member shall survive such assignment only until such time as the assignee is admitted as a Member of the Company, and all required documents and instruments have been duly executed, filed and recorded to effect such substitution. No Member shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with, or violates any provision of this Agreement.

Section 16.7 Entire Agreement

This Agreement, together with the Exhibits hereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto, including without limitation the Existing Agreement, and there are no promises, agreements or understandings, oral or written, expressed or implied, among the Members or any of them relating to the subject matter of this Agreement except as set forth herein.

Section 16.8 Separate Counsel

Each Member represents that such Person has had the opportunity to consult with separate legal counsel as to the terms and provisions of this Agreement, the terms and provisions of all documents and agreements referenced herein, the nature of the business of the Company, the application of all laws, regulations and rules relating thereto, at the expense of the undersigned Person, prior to signing and delivering this Agreement, and has signed and delivered this Agreement to the Company with the intent to be legally bound hereby. The Member further acknowledges that he/she/it is not being represented by Prince Lobel Tye LLP (“PLT”), counsel to the Company and the Manager, in connection with the review or negotiation of the terms of this Agreement. The Member is not relying on PLT and understands and agrees that it should consult its own attorneys, accountants, investment advisors and other professional advisors as to legal, tax and related matters concerning this Agreement.

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Section 16.9 Waiver of Jury Trial

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH MEMBER WAIVES, AND COVENANTS THAT SUCH MEMBER WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY MEMBER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Member may file an original counterpart or a copy of this Section 16.9 with any court as written evidence of the consent of the Members to the waiver of their rights to trial by jury.

Section 16.10 Confidentiality

Unless otherwise required by law, each Member shall, and shall cause each of his or its Affiliates to, maintain, at all times from and after the date of such Member’s execution of this Agreement (including after any time such Person ceases to be a Member), the confidentiality of all information furnished to him or it pertaining to the Company, other than information that such Member can demonstrate (a) is generally known to the public (other than as a result of dissemination by such Member or his Affiliates), (b) was obtained by such Member from a third party who is not prohibited from transmitting the information to such Member by a contractual, legal or fiduciary obligation to the Company, or (c) that the Manager has consented to in writing; provided that the prohibitions set forth in this Section 16.10 shall not apply to any information that a Member is required by law to disclose, so long as such Member provides the Company with as much prior notice as is practicable to the extent such notice is legally permissible.

Section 16.11 Consent to Jurisdiction.

Subject to Article 17, each Member:

(a)	irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of Delaware and to the nonexclusive jurisdiction of the United States District Court for the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof or in any way connected to the dealings of any Member or the Company in connection with any of the above;

(b)	waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that such Member is not subject personally to the jurisdiction of such court, that such Member’s property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and

(c)	consents to service laws of the State of Delaware, agrees that service of process in the manner and at the address specified pursuant to Section 14.10 is reasonably calculated to give actual notice, and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such proceeding any claim that service of process made in accordance with this paragraph does not constitute good and sufficient service of process.

Section 16.12 Notices.

Any notice, demand or other communication given to a Member or the Company under this Agreement shall be deemed to be given if given in writing and in email addressed as provided below, and if either (a) delivered to such address (by reputable same day or overnight courier, or (b) actually delivered in person by hand. All notices shall be given: (i) if to the Manager or the Company, to the Company’s corporate offices; and (ii) if to any Member, to it at its, his or her address set forth on Exhibit A.

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Section 16.13 Waiver of Partition.

Each Member hereby waives any rights to partition the property of the Company.

Section 16.14 Successors.

This Agreement shall be binding on the executors, administrators, estates, heirs, legal representatives, successors and assigns of each of the Members.

ARTICLE 17

ARBITRATION

The parties hereby agree that unless otherwise specifically required by law, any and all disputes, and legal and equitable claims arising between or among the Members, the Manager, the officers, the Company, or any of them or any combination of them, which relate to the rights and obligations of such Persons under the terms of this Agreement, any agreement contemplated hereby, or any future agreement, understanding or instrument to which two or more such Persons may be parties, shall be submitted to binding arbitration in the State of Delaware, in accordance with the commercial rules of the American Arbitration Association. Any Person who commences any litigation in violation of the terms hereof, and fails to prevail, shall be liable for all reasonable costs and expenses of the arbitration or litigation, including without limitation the fees of the arbitrator(s) and legal counsel to all parties, and witness fees of all parties to the proceeding.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have executed this Limited Liability Company Operating Agreement under seal as of the date set forth above.

COMPANY:

ROC DIGITAL MINING I LLC

By: ROC DIGITAL MINING MANAGER LLC, its Manager

By: /s/ Nick Marrocco
Name: Nick Marrocco
Title: Manager

[SIGNATURE PAGES OF MEMBERS
TO FOLLOW]

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CLASS A MEMBER:

ROC DIGITAL MINING MANAGER LLC

By: ./s/ Nick Marrocco
Name: Nick Marrocco
Title: Manager

CLASS B MEMBERS:

By: _____________________
Name:
Title:

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CONFIDENTIAL

EXHIBIT A

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EXHIBIT B

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date set forth below and upon becoming the owner of any units of Roc Digital Mining I LLC (the “Company”) to become a party to that certain Limited Liability Company Operating Agreement (the “Agreement”) dated as of July 27, 2022, by and among the Company and the parties named therein and for all purposes of the Agreement. The undersigned further confirms that the representations and warranties contained in Article 15 of the Agreement are true and correct as to the undersigned as of the date hereof. The mailing address and email address to which notices may be sent to the undersigned is as follows:

___________________________________

Name:

Address:

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